Exhibit 99.1
NEWS FROM

For more information contact:	For media inquiries:
Kate Lowrey	David P. Garino
Director, Investor Relations	(314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER RESULTS;
REPORTS RECORD ORDERS AND BACKLOG

ST. LOUIS, May 4, 2010 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the second quarter ended March 31, 2010.
EPS is presented from “Continuing Operations” and “Discontinued Operations.” Fiscal 2009 discontinued operations include the results of Comtrak which was sold in March 2009.

Second Quarter 2010 Highlights

•	Net sales were $129.3 million ($242.0 million year-to-date);
•	EPS was $0.22 per share ($0.24 per share year-to-date);
•	Entered orders were $218.6 million ($357 million year-to-date), representing record quarterly order volume, and resulting in a book-to-bill ratio of 1.7x; and
•	Backlog increased $89.3 million (27 percent) to an all-time high of $414.4 million.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “I am extremely pleased with our second quarter results, as we beat our profit, cash flow and order projections. With solid execution across all three segments, we exceeded our internal EBIT and EPS targets by more than 10 percent, and surpassed our order goals by nearly 17 percent, with Aclara being the biggest contributor to the upside.
“Following our significant first quarter orders, we realized a 58-percent increase in orders sequentially during the second quarter, resulting in year-to-date orders of $357 million. Clearly, entered orders and the record-high backlog are the highlights of our year-to-date performance. This order momentum was realized across the Company, with all three segments reflecting backlog growth since the start of the fiscal year.

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“At the halfway point, I’m very comfortable with where we are in relation to meeting our full-year operating goals. My confidence in the balance of the fiscal year has been significantly bolstered by the level and mix of our shippable backlog.
“Looking forward, we remain confident in our ongoing business prospects across all segments of our business, both domestically and internationally. Our Aclara products, in particular, are well positioned on several international projects in Central America and South America as well as Asia. We expect these geographic areas to be significant contributors to our multi-year growth outlook.”

Entered Orders

Entered orders in the 2010 second quarter were $218.6 million, resulting in a book-to-bill ratio of 169 percent of sales.
Second Quarter Order Highlights:
•
Aclara RF AMI gas product orders with PG&E were $19.1 million, bringing total PG&E gas project orders to 4.1 million units and $226 million, representing the entire quantity of units expected in the original contract.

•	Aclara RF AMI water orders for the New York City Water project were $22.4 million, bringing total NYC water orders to $57.4 million cumulative to date.
•	Aclara RF AMI water orders with San Francisco Public Utilities were $13 million.
•	Aclara PLS AMI orders were $55.2 million, including $36.7 million from COOPs, $11.0 million from international customers and $7.5 million from IOUs.
•	Test segment orders were $52.2 million, including an order for two large RF shielded enclosures worth over $14 million.
Significant Contracts Signed (Not in Backlog):
•	Aclara RF AMI water contract with Toho Water Authority in Florida, with orders under the contract expected to total $9 million.
•	Aclara RF AMI water contract with the City of Toronto, with orders under the contract expected to total $34 million.

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

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Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 20 to stockholders of record on July 6.

FY 2010

Management’s expectations for fiscal year 2010 remain consistent with the Business Outlook discussions noted in the Company’s Earnings Release dated November 12, 2009.
As noted earlier, Management decided to defer providing specific 2010 guidance due to the significant size and uncertain timing of the numerous projects in which the Company is currently engaged. Combined with the impact of the global economic recovery, Management believes the specific financial impact and timing of these large projects will be more quantifiable in the future, and therefore believes it is prudent to defer providing specific EPS guidance at this time.

Chairman’s Commentary – Wrap-Up

Mr. Richey concluded, “We continue to have a sizeable amount of specific, identifiable growth opportunities that we expect to develop into orders and sales over time. I expect the balance of 2010 to reflect significant activity as many of these projects materialize and firmly set us up for meaningful growth in sales and earnings over the next few years. I remain very optimistic about our current business prospects, both domestically and internationally, as well as our new product “roadmap”. Our commitment remains the same − to achieve our long-term goal of increasing shareholder value.”

Conference Call

The Company will host a conference call today, May 4, at 4 p.m. Central Time, to discuss the Company’s second quarter fiscal 2010 operating results. A live audio webcast will be available on the Company’s web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 1248444).

Forward-Looking Statements

Statements in this press release regarding the likelihood, timing and size of potential international and domestic opportunities, achievement of fiscal 2010 operating goals, projects and contracts which the Company may receive or participate in, expected total orders to be

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received under significant Company contracts and orders described herein, amounts and timing of fiscal 2010 and beyond revenues, earnings, sales growth, orders, the success in capturing international AMI opportunities, the global economic recovery, success of new products and technologies, the long-term success of the Company, and any other written or oral statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009; the effect of the American Recovery and Reinvestment Act of 2009; the success of the Company’s competitors; changes in Federal or State energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials including steel and copper; worldwide availability of electronic components; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company’s successful execution of internal operating plans.
ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s web site at www.escotechnologies.com.
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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009

Net Sales	$129,281	154,156
Cost and Expenses:
Cost of sales	79,399	92,226
SG&A	36,809	38,237
Amortization of intangible assets	2,887	4,985
Interest expense	755	1,756
Other expenses (income), net	288	357
Total costs and expenses	120,138	137,561

Earnings before income taxes	9,143	16,595
Income taxes	3,177	5,990

Net earnings from continuing operations	5,966	10,605

Loss from discontinued operations, net of tax benefit of $101	-	(177)
Loss on sale from discontinued operations, net of tax benefit of $905	-	(32)
Net loss from discontinued operations	-	(209)

Net earnings	$5,966	10,396

Earnings per share:
Basic
Continuing operations	0.23	0.41
Discontinued operations	-	(0.01)
Net earnings	$0.23	0.40

Diluted
Continuing operations	0.22	0.40
Discontinued operations	-	(0.01)
Net earnings	$0.22	0.39

Average common shares O/S:
Basic	26,440	26,177
Diluted	26,702	26,470

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009

Net Sales	$241,986	301,513
Cost and Expenses:
Cost of sales	146,835	184,842
SG&A	76,017	77,519
Amortization of intangible assets	5,771	9,587
Interest expense	2,237	4,374
Other expenses (income), net	1,311	244
Total costs and expenses	232,171	276,566

Earnings before income taxes	9,815	24,947
Income taxes	3,412	8,502

Net earnings from continuing operations	6,403	16,445

Loss from discontinued operations, net of tax benefit of $112	-	(197)
Loss on sale from discontinued operations, net of tax benefit of $905	-	(32)
Net loss from discontinued operations	-	(229)

Net earnings	$6,403	16,216

Earnings per share:
Basic
Continuing operations	0.24	0.63
Discontinued operations	-	(0.01)
Net earnings	$0.24	0.62

Diluted
Continuing operations	0.24	0.62
Discontinued operations	-	(0.01)
Net earnings	$0.24	0.61

Average common shares O/S:
Basic	26,432	26,143
Diluted	26,705	26,444

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended March 31,				Six Months Ended March 31,
	2010		2009		2010		2009

Net Sales
Utility Solutions Group	$72,009		94,065		133,232		182,266
Test	31,580		33,713		58,567		69,202
Filtration	25,692		26,378		50,187		50,045
Totals	$129,281		154,156		241,986		301,513

EBIT
Utility Solutions Group	$10,621		16,138		15,191		26,693
Test	2,096		3,748		2,796		6,982
Filtration	2,989		4,227		5,347		7,090
Corporate	(5,808)	(1)	(5,762)	(2)	(11,282)	(3)	(11,444)	(4)
Consolidated EBIT	9,898		18,351		12,052		29,321
Less: Interest expense	(755)		(1,756)		(2,237)		(4,374)
Earnings before income taxes	$9,143		16,595		9,815		24,947

Note:Depreciation and amortization expense was $5.6 million and $7.2 million for the quarters ended March 31, 2010 and 2009, respectively, and $11.2 million and $15.1 million for the six-month periods ended March 31, 2010 and 2009, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets.

(2) Includes $1.2 million of amortization of acquired intangible assets.

(3) Includes $2.3 million of amortization of acquired intangible assets.

(4) Includes $2.4 million of amortization of acquired intangible assets.

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	March 31, 2010	September 30, 2009

Assets
Cash and cash equivalents	$22,925	44,630
Accounts receivable, net	94,432	108,620
Costs and estimated earnings on long-term contracts	6,378	10,758
Inventories	89,302	82,020
Current portion of deferred tax assets	21,594	20,417
Other current assets	20,068	13,750
Total current assets	254,699	280,195

Property, plant and equipment, net	70,422	69,543
Goodwill	330,326	330,719
Intangible assets, net	219,518	221,600
Other assets	21,887	21,630
	$896,852	923,687

Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$50,000	50,000
Accounts payable	29,051	47,218
Current portion of deferred revenue	21,645	20,215
Other current liabilities	45,830	46,552
Total current liabilities	146,526	163,985
Deferred tax liabilities	78,326	78,471
Other liabilities	31,505	33,424
Long-term debt	120,363	130,467
Shareholders’ equity	520,132	517,340
	$896,852	923,687

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited) (Dollars in thousands)

Six Months Ended March 31, 2010
Cash flows from operating activities:
Net earnings	$6,403
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,157
Stock compensation expense	1,900
Changes in current assets and liabilities	(15,158)
Effect of deferred taxes	(1,322)
Pension contributions	(968)
Other	829
Net cash provided by operating activities	2,841

Cash flows from investing activities:
Additions to capitalized software	(4,095)
Capital expenditures	(7,074)
Net cash used by investing activities	(11,169)

Cash flows from financing activities:
Proceeds from long-term debt	8,000
Principal payments on long-term debt	(18,104)
Dividends paid	(2,115)
Proceeds from exercise of stock options	412
Other	655
Net cash used by financing activities	(11,152)

Effect of exchange rate changes on cash and cash equivalents	(2,225)

Net decrease in cash and cash equivalents	(21,705)
Cash and cash equivalents, beginning of period	44,630
Cash and cash equivalents, end of period	$22,925
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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q2 FY 2010	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 12/31/09	$145,464	64,325	115,295	325,084
Entered Orders	141,005	52,206	25,348	218,559
Sales	(72,009)	(31,580)	(25,692)	(129,281)
Ending Backlog – 3/31/10	$214,460	84,951	114,951	414,362

Backlog And Entered Orders – YTD Q2 FY 2010	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 9/30/09	$132,376	54,240	112,755	299,371
Entered Orders	215,316	89,277	52,384	356,977
Sales	(133,232)	(58,567)	(50,187)	(241,986)
Ending Backlog – 3/31/10	214,460	84,950	114,952	414,362

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